Ex 10.261

SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

ThisSECONDAMENDMENTTOCONTRIBUTIONAGREEMENT(this

“Amendment”) is made as of the 21st day of December 2022 (the “Amendment Date”) by and among Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Operating Partnership”), and Wichita Airport Hospitality, LLC, a South Dakota Limited Liability Company (the “Contributor”).

WHEREAS, Contributor and Operating Partnership entered into that certain Contribution Agreement dated August 5, 2022) as amended on November 18th, 2022 by the First Amendment (the “Agreement”) for the contribution of an 84-room hotel business known as the Holiday Inn Express & Suites Wichita Airport located at 1236 S. Dugan Road, Wichita, Kansas 67202 (the “Property”);

NOW THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Capitalization, Ratification. All capitalized terms used herein will have the meanings ascribed to those terms in the Agreement, unless otherwise specified herein. This Agreement is ratified and in full force and effect as of the Amendment Date.

2.	Closing Date. The Closing Date as defined in Section 3.3 shall mean December 22,

2022.

3.Exhibit D. Exhibit D is replaced with the Exhibit D attached hereto which is integrated by reference to this Amendment.

4.Conflict; Counterparts. In the event of any conflict between the terms of this Amendment and the Agreement, this Amendment shall control. This Amendment may be executed in multiple counterparts via facsimile or email in .PDF format, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Amendment.

5.Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, administrators, and assigns.

6.Ratification. Except as set forth above, the terms of the Agreement are hereby ratified and confirmed in their entirety.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

Wichita Airport Hospitality, LLC,

a South Dakota limited liability company

By: /s/ Aaron Johnson

Aaron Johnson Its: Manager

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[OPERATING PARTNERSHIP’S SIGNATURE PAGE TO FOLLOW]

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OPERATING PARTNERSHIP:

LODGING FUND REIT III OP, LP

A Delaware limited partnership

By: Lodging Fund REIT III, Inc. Its: General Partner

By: /s/ David R. Durell  Name: David R. Durell

Title: Chief Investment Officer

Ex 10.261

Article 8 EXHIBIT D TO

CONTRIBUTION AGREEMENT TOTAL CONSIDERATION

Total Consideration pursuant to Section 2.8 of the Agreement shall be 7,400,000 consisting of:

$5,952,375 via assumption of Contributor’s current financing as of the Effective Date

$1,217,625 in Series T Limited Units, equivalent to 121,762 Series T Limited Units

$230,000 of available cash at Closing, which shall be used in connection with the Agreement. Distributions pursuant to Section 2.11 of the Agreement shall be: Base Year NOI shall be $695,886

Distribution Amount (percentage of NOI)	Condition
2.5%	If NOI is equal to or greater than 110% but less than 120% of Base year NOI
3%	If NOI is equal to or greater than 120% of Base year NOI

The number of Common Limited Units in the Operating Partnership shall be determined based on the formula below, which shall constitute the Series T Value. The Series T Value shall be determined upon (i) 36 months after the Closing Date or (ii) the sale of (a) the Property or (b) substantially all of the Operating Partnership’s assets.

Article 9 The Applicable Cap Rate when applied to the then current trailing 12 month net operating income of the Contributed Asset, less amounts incurred or accrued by the Partnership for (i) any funds advanced as cash at closing, (ii) the Original Loan Balance, (iii) loan assumption or origination fees and related expenses, (iv) if applicable, costs of prepayment or defeasance and related expenses, (v) PIP and capital expenditures, (vi) operating cash infused by the General Partner and/or Partnership, (vii) any shortfall of the 10% minimum cumulative yield on General Partner’s invested capital, and (viii) any other unrealized or unreimbursed costs of operating the Contributed Asset.

Applicable Cap Rate shall mean: 9.5%

“12 month net operating income of the Contributed Asset” shall mean: (a) the Gross Revenue of the Property, minus

(b) Operating Expenses for the Property, for the current trailing twelve (12)-month period.

“Gross Revenue” shall include the following amounts recorded in accordance with generally accepted accounting principles consistently applied:

(a)The entire amount of the price charged, whether wholly or partly for cash or on credit, or otherwise, for the rental of all rooms, suites, conference rooms, restaurants, banquet facilities, and any other facilities and for all goods, wares, and merchandise sold, leased, licensed, or delivered, and all charges for services sold or performed in,

Ex 10.261

at, upon, or from any part of, the Property;
(b)All gross income from parking fees and valet service fees billed to guests of or visitors to the Property or any transient use of parking facilities by anyone;
(c)Without duplication, all deposits received and not refunded to the person or entity making the deposit in connection with any transactions at such time as the Operating Partnership becomes entitled to such deposit or the expiration of one (1) year from the date of such deposit, whichever first occurs;
(d)In-room entertainment services, communication services, Internet services, in-room masseur/masseuse services, and the like, if charged to a guest of the Property.

“Operating Expenses” shall mean: all of the ordinary and normal expenses of operation of the Property, determined on an annualized accrual basis, including annualized property taxes and property assessed clean energy (“PACE”) loan payments, insurance premiums (or taxes and/or insurance impounds, if taxes and/or insurance are impounded by Lender), reserve account equal to 4 percent (4%) of Gross Revenue for furniture, fixtures and equipment reserves,

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franchise fees and royalties, telephone and internet expenses, administrative and general expenses, management fees, utilities, repair and maintenance, salaries and wages, and advertising and marketing expenses; provided, however, that Operating Expenses will not include:

a.	depreciation and amortization;
b.	non-cash items;
c.	all capital items or expenditures, including construction costs and professional fees and other expenses relating thereto and any amortization thereof;
d.	costs of repair or restoration after a casualty or condemnation;
e.	debt service payments made to lenders;
f.	income or franchise taxes; and
g.	extraordinary one-time expenses that are not reasonably expected to be incurred in future periods.

“Net Cash Flow” means the Property Net Operating Income (including any FF&E Reserves) less Principal and Interest, less any distributions provided on T-Unit Equity, less Borrower’s Fund Level Expenses attributable to Property.

“Combined Yield” defined as the sum of Borrower’s 10% annual returns plus Borrower’s share of Distributable Cash, divided by all of Borrower’s invested capital, annualized.